GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payer.—Social Security numbers have nine digits separated by two hyphens: i.e. 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e. 00-0000000. The table below will help determine the number to give the payer.

	For this type of Account:	Give the SOCIAL SECURITY number of —

1.	Individual	The individual

2.	Two or more individuals (joint account)	The account owner of the account or, if combined funds, the first individual on the account (1)

3.	Custodian account of a minor (Uniform Gift to Minors Act)	The minor (2)

4 a.	The usual revocable savings trust account (grantor is also trustee)	The grantor-trusted (1)

b.	So-called trust account that is not a legal or valid trust under State Law	The actual owner (1)

5.	Sole proprietorship	The owner (3)

6.	Sole proprietorship	The owner (3)

7.	A valid trust, estate, or pension trust	The legal entity (4)

8.	Corporate	The corporation

9.	Association, club, religious, charitable, educational, or other tax-exempt organization	The organization

10.	Partnership	The partnership

11.	A broker or registered nominee	The broker or nominee

12.	Account with the Department of Agriculture in the public entity name of a public entity (such as a State or local government, school district, or prison) that receives agricultural program payments.	The public entity

(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has a social security number, that person’s number must be furnished.
(2)	Circle the minor’s name and furnish the minor’s social security number.
(3)	You must show your individual name, but you may also enter your business or “doing business as” name. You may use either your social security number or your employer identification number (if you have one).

(4)	List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the taxpayer identification number of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

Note: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W-9

Obtaining a Number
If you do not have a taxpayer identification number or you do not know your number, obtain Form SS-5, Application for a Social Security Number Card, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number.

Payees Exempt from BackupWithholding
Payees specifically exempted from backup withholding include the following:

  An organization exempt from tax under section 501(a) of the Internal Revenue Code of 1986, as amended (the “Code”), an individual retirement account or a custodial account under section 403(b)(7), if the account satisfies the requirements of section 401(f)(2).
  The United States or any agency or instrumentality thereof.
  A state, the District of Columbia, a possession of the United States, or any political subdivision or instrumentality thereof.
  A foreign government or any political subdivision, agency or instrumentality thereof.
  An international organization or any agency or instrumentality thereof.

Other payees that may be exempt from backup withholding include:

  A corporation.
  A financial institution.
  A dealer in securities or commodities registered in the U.S., the District of Columbia or a possession of the U.S.
  A futures commission merchant registered with the Commodity Futures Trading Commission.
  A real estate investment trust.
  A common trust fund operated by a bank under section 584(a).
  An entity registered at all times during the tax year under the Investment Company Act of 1940.
  A foreign central bank of issue.
  A middleman known in the investment community as a nominee or who is listed in the most recent publication of the American Society of Corporate Secretaries, Inc. Nominee List.
  A trust exempt from tax under section 664 as described in section 4947.

Payments of dividends and patronage dividends not generally subject to backup withholding include the following:

  Payments to nonresident aliens subject to withholding under section 1441.
  Payments to partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident alien partner.
  Payments of patronage dividends where the amount received is not paid in money.
  Payments made by certain foreign organizations.
  Section 404(k) payments made by an ESOP.

Exempt payees described above should file Form W-9 to avoid possible erroneous backup withholding.

FILE THIS FORM WITH THE PAYER, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE “EXEMPT” IN PART II OF THE FORM, SIGN AND DATE THE FORM, AND RETURN IT TO THE PAYER.

Certain payments other than interest, dividends, and patronage interest, dividends, and patronage dividends, that are not subject to information reporting are also not subject to backup withholding.

PRIVACY ACT NOTICE.—Section 6109 of the Code requires most recipients of dividend, interest, or other payments to give taxpayer identification numbers to payers who must report the payments to IRS. IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS may also provide this information to the Department of Justice for civil and criminal litigation and to cities, states, and the District of Columbia to carry out their tax laws. You must provide your taxpayer identification number whether or not you are required to file tax returns. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

Penalties
PENALTY FOR FAILURE TO FURNISH TAXPAYER IDENTIFICATION NUMBER.—If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

Civil Penalty for False Information With Respect to Withholding.—If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

Criminal Penalty for Falsifying Information—Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.